CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 36 to the Registration Statement of Templeton Global Smaller Companies Fund, Inc. on Form N-1A, File No. 2-70889, of our report dated October 3, 2003, relating to the financial statements and financial highlights of Templeton Global Smaller Companies Fund, Inc., which appear in the August 31, 2003 Annual Report to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the references to our firm under the captions "Financial Highlights" and "Auditor."


/s/PRICEWATERHOUSECOOPERS LLP

San Francisco, California
December 29, 2003